Exhibit 107

Calculation of Filing Fee Tables

Form F-1

Virax Biolabs Group Limited

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security	Security	Fee	Amount	Proposed	Maximum	Fee	Amount of

	Type	Class	Calculation	Registered(1)	Maximum	Aggregate	Rate	Registration

		Title	or Carry		Offering	Offering		Fee

			Forward Rule		Price Per	Price(1)

					Unit(2)

Newly Registered Securities

Fees to be	Equity	Ordinary	Rule 457(c)	5,825,000	$1.43	$8,329,750	0.0001102	$917.94

Paid		shares, par value
		US$0.0001 per
		share(3)

	Total Offering Amounts					$8,329,750	0.0001102	$917.94

	Total Fees Previously Paid

	Total Fee Offsets

	Net Fee Due							$917.94

1.

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the ordinary shares being registered hereunder include such indeterminate number of ordinary shares as may be issuable with respect to such ordinary shares being registered hereunder as a result of stock splits, stock dividends or similar transactions.

2.

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) promulgated under the Securities Act, based upon the average of the high ($1.48) and low ($1.38) prices of the ordinary shares as reported on the Nasdaq Capital Market on November 17, 2022.

3.

Comprised of (i) 1,165,000 PIPE Shares (as defined in the Registration Statement), (ii) 1,165,000 Pre-Funded Warrant Shares (as defined in the Registration Statement), and (iii) 3,495,000 Warrant Shares (as defined in the Registration Statement).